Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

MDC GROUP

Investors:

David Castaneda or Arsen Mugurdumov

414.351.9758

Media:

Susan Roush

747.222.7012

Lilis Energy Appoints Ronald D. Ormand To Its Board of Directors

Denver, February 25, 2015 – Lilis Energy (NASDAQ: LLEX), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (DJ Basin), announces the appointment of Ronald D. Ormand to its Board of Directors effective today.

Mr. Ormand brings more than 33 years’ experience as a senior executive and investment banker in energy, including extensive financing and merger and acquisition expertise in the oil and gas industry, to Lilis Energy. During his career, Mr. Ormand has completed more than $25 billion of capital markets and financial advisory transactions, both as a principal and as a banker, during his career.

Mr. Ormand is currently a Managing Director and Head of Energy Investment Banking Group at MLV & Co., focused on investment banking and principal investments in the energy sector. Prior to joining MLV & Co. in November 2013, Mr. Ormand was a senior executive for four and a half years at Magnum Hunter Resources Corporation (NYSE: MHR), an E&P company engaged in unconventional resource plays, as well as midstream and oilfield services operations. Mr. Ormand was part of the management team that took over management and grew MHR from approximately $35 million enterprise value to over $2.5 billion enterprise value at the time he left in 2013. Mr. Ormand served on the Board of Directors and in several senior management positions for MHR, including Executive Vice President, Chief Financial Officer and Executive Vice President of Capital Markets. Mr. Ormand’s career includes serving as Managing Director and Group Head of U.S. Oil and Gas Investment Banking at CIBC World Markets and Oppenheimer (1988-2004); Head Of North American Oil and Gas Investment Banking at West LB A.G. (2005-2007), and President and CFO of Tremisis Energy Acquisition Corp. II, an energy special purpose acquisition company from 2007-2009. Mr. Ormand has previously served as a Director of Greenhunter Resources, Inc. (2011-2013), Tremisis (2007-2009), and Eureka Hunter Holdings, Inc., a private midstream company (2010-2013).  Mr. Ormand holds a B.A. in Economics, an MBA in Finance and Accounting from UCLA and studied Economics at Cambridge University, England.

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“Ron is a great addition to our Board. I welcome him and the entire new and energized team of Directors that we have assembled over the past few months,” said Avi Mirman, Director and CEO of Lilis Energy.

“I am excited to be joining the Lilis Board of Directors and such a distinguished group of executives. I look forward to creating substantial value for Lilis shareholders in conjunction with the Board and Management team. I believe the opportunity to acquire and develop oil and gas assets over the next 12 to 18 months is a tremendous opportunity for Lilis,” said Mr. Ormand.

The Company also announces that on February 19, 2015 it received a letter from Nasdaq stating that, due to the fact that the Company did not file its 10-Q for the third quarter of 2014 by February 17, 2015, the deadline under the extension previously granted Nasdaq to regain compliance with Nasdaq listing standards. The letter was issued in accordance with standard Nasdaq procedures as a result of the Company’s failure to re-gain compliance with Nasdaq Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. The Determination Letter indicates that, unless the Company requests a hearing before the Nasdaq Hearings Panel by February 26, 2015, the Company’s common stock will be subject to delisting from The Nasdaq Global Market as of March 2, 2015 as a result of the Company’s non-compliance with Rule 5250(c)(1). As of today’s filing of its September 30, 2014 Form 10-Q, the Company believes it will achieve compliance with Rule 5250(c)(1). In addition, the Company believes that with the appointment of Mr. Ormand to its Board of Directors, Audit Committee and Compensation Committee, the Company is now in substantial compliance with Nasdaq’s independence rules as well.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin, where it holds approximately 93,000 gross, 84,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group (414) 351-9758 or visit www.lilisenergy.com.

Forward-Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.